Item 26 (n)(v)
[Letterhead of Sutherland, Asbill & Brennan LLP]
December 31, 2008
Board of Directors
Transamerica Life Insurance Company
4333 Edgewood Road, NE
Cedar Rapids, Iowa 52499

Re:	Transamerica Corporate Separate Account Sixteen Advantage X File Nos. 333-109579/811-21440
Directors:
     We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 8 to the Registration Statement on Form N-6 (File No. 333-109579) filed by Transamerica Life Insurance Company and Transamerica Corporate Separate Account Sixteen with the U.S. Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely, SUTHERLAND ASBILL & BRENNAN LLP
By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy

FRB/